UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2016

Communications Sales & Leasing, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10802 Executive Center Drive Benton Building Suite 300 Little Rock, AR	72211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 748-4491

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2016, Communications Sales & Leasing, Inc. (“CS&L”) and its wholly-owned subsidiary CSL Capital, LLC (together with CS&L, the “Issuers”) completed the previously announced private offering of $400 million aggregate principal amount of the Issuers’ 7.125 % Senior Notes due 2024 (the “Notes”).

The Notes were issued at par pursuant to an Indenture, dated as of December 15, 2016 (the “Indenture”), among the Issuers, the guarantors named therein (collectively, the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes mature on December 15, 2024 and bear interest at a rate of 7.125% per year. Interest on the Notes is payable on June 15 and December 15 of each year, beginning on June 15, 2017.

The Issuers may redeem the Notes at any time prior to December 15, 2019 at a redemption price of 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date, plus a “make whole” premium described in the Indenture and, at any time on or after December 15, 2019, at the redemption prices set forth in the Indenture. In addition, at any time on or prior to December 15, 2019, up to 35% of the aggregate principal amount of the Notes may be redeemed with the net proceeds of certain equity offerings if at least 60% of the originally issued aggregate principal amount of the Notes remains outstanding. If certain changes of control of CS&L occur, holders of the Notes will have the right to require the Issuers to offer to repurchase their Notes at 101% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the repurchase date.

The Notes are guaranteed by certain of CS&L’s existing and future domestic restricted subsidiaries that guarantee CS&L’s existing credit facilities. The Notes and the related guarantees are the Issuers’ and the Guarantors’ senior unsecured obligations and rank equal in right of payment with all of the Issuers’ and the Guarantors’ existing and future senior unsecured indebtedness. The Notes and related guarantees are effectively subordinated to all of the Issuers’ and Guarantors’ secured indebtedness (including the existing credit facilities and secured notes) to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all existing and future liabilities (including trade payables) of the Issuers’ subsidiaries that do not guarantee the Notes.

The Indenture contains customary high yield covenants limiting the ability of CS&L and its restricted subsidiaries to: incur or guarantee additional indebtedness; incur or guarantee secured indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make certain investments or other restricted payments; sell assets; enter into transactions with affiliates; merge or consolidate or sell all or substantially all of their assets; and create restrictions on the ability of the Issuers and their restricted subsidiaries to pay dividends or other amounts to the Issuers. These covenants are subject to a number of important and significant limitations, qualifications and exceptions.

The Indenture also contains customary events of default, including, among others, the following: default for 30 days in the payment when due of interest on the applicable series of Notes; default in payment when due of the principal of, or premium, if any, on the Notes; failure to comply with certain covenants in the Indenture for 90 days (subject to certain exceptions) after the receipt of notice from the Trustee or holders of 25% in aggregate principal amount of the Notes; acceleration of, or payment default on, indebtedness of CS&L or any of its restricted subsidiaries in excess of $75 million; and certain events of bankruptcy or insolvency described in the Indenture. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Issuers, all Notes will become due and payable immediately without further action or notice. If any other event of default occurs, the Trustee or holders of 25% in aggregate principal amount of the Notes may declare all the Notes of a series to be due and payable immediately.

The foregoing description is qualified in its entirety by reference to the Indenture (and the form of Note included therein), which are filed herewith as Exhibits 4.1 and 4.2, respectively, and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1

Indenture, dated as of December 15, 2016, among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Issuers, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee, governing the 7.125% Senior Notes due 2024.

4.2	Form of 7.125% Senior Note due 2024 (included in Exhibit 4.1 above).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNICATIONS SALES & LEASING, INC.

	By:	/s/ Daniel L. Heard
	Name:	Daniel L. Heard

	Title:	Executive Vice President — General Counsel and Corporate Secretary

Date: December 15, 2016

EXHIBIT INDEX

Exhibit Number	Description

4.1

Indenture, dated as of December 15, 2016, among Communications Sales & Leasing, Inc. and CSL Capital, LLC, as Issuers, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee, governing the 7.125% Senior Notes due 2024.

4.2	Form of 7.125% Senior Note due 2024 (included in Exhibit 4.1 above).